Exhibit 10.10

SERIES C-2 PREFERRED SHARES PURCHASE AGREEMENT

THIS SERIES C-2 PREFERRED SHARES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of October 1, 2019 by and among:

1.	Genetron Holdings Limited (泛生子基因（控股）有限公司), an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”);

2.	Genetron Health (Hong Kong) Company Limited (泛生子基因(香港)有限公司), a company organized and existing under the laws of Hong Kong (the “HK Co.”);

3.	Genetron (Tianjin) Co., Ltd (天津泛生子有限公司), a wholly foreign owned enterprise organized and existing under the laws of the PRC (the “WFOE”);

4.	Genetron Health (Beijing) Co., Ltd. (北京泛生子基因科技有限公司), a limited liability company organized and existing under the laws of PRC (the “PRC Affiliate”);

5.	Each of the persons as set forth in Table A of Schedule I attached hereto (the “Founders” and each, a “Founder”);

6.	The entity as set forth in Table B of Schedule I attached hereto (the “BVI Company”); and

7.	VIVO CAPITAL FUND IX, L.P., a limited partnership organized and existing under the laws of the United States (the “Investor” or “VIVO”).

Each company as set forth in Table C of Schedule I attached hereto are referred to collectively herein as the “PRC Subsidiaries” and each, a “PRC Subsidiary”. The WFOE, PRC Affiliate, PRC Subsidiaries and all their direct or indirect subsidiaries and branches incorporated in PRC are referred to collectively herein as the “PRC Companies”, and each, a “PRC Company”. The Company, the HK Co. and the PRC Companies are referred to collectively herein as the “Group Companies”, and each a “Group Company”.

Each of the foregoing Parties is referred to herein individually as a “Party” and collectively as the “Parties”.

Capitalized terms used herein without definition have the meanings assigned to them in Annex A attached to this Agreement. The use of any term defined in Annex A in its un-capitalized form indicates that the words have their normal and general meaning.

RECITALS

A. The Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company certain number of Series C-2 Preferred Shares on the terms and conditions set forth in this Agreement;

B. The Group Companies are engaged in the business of precision oncology based on molecular information (the “Business”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

AGREEMENT TO PURCHASE AND SELL SHARES

SECTION 1.01 Agreement to Purchase and Sell Purchased Shares.

Subject to the terms and conditions set forth herein, the Company agrees to issue and sell to the Investor, and the Investor shall purchase from the Company 15,205,000 Series C-2 Preferred Shares (the “Purchased Shares”) at the aggregate purchase price of US$ 15,000,000 (the “Purchase Price”) upon the Closing (as defined in the Section 2.01 below), and having the rights, privileges and restrictions as set forth in the Restated Articles and the Shareholders Agreement.

SECTION 1.02 Transfer of Funds.

Within ten (10) business days after the Closing (as defined in Section 2.01), the Investor shall pay the Purchase Price by wire transfer of US$ in immediately available funds to a bank account as designated by the Company under Schedule IV hereof.

SECTION 1.03 Post-Investment Capitalization Structure.

Following the Closing (as defined below), the post-investment capitalization structure of the Company on an as-converted and fully-diluted basis (without regard to issuance and sale of Series D Preferred Shares and reservation of ordinary shares pursuant to the Company’s 2019 New Share Incentive Plan as contemplated under the Series D Purchase Agreement) shall be as set forth in Schedule III.

ARTICLE II

CLOSING; DELIVERY

SECTION 2.01 Closing.

The closing of the issuance and sale of the Purchased Shares shall take place remotely via the exchange of documents and signatures as soon as practicable after all the closing conditions as set forth in Article VI and Article VII hereof have been satisfied or waived (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or otherwise written waiver thereof at the Closing), or at such other time and place as the Company and the Investor may mutually agree in writing (the “Closing”, and the date for Closing is defined as the “Closing Date”). The Parties agree that the Closing shall take place (i) simultaneously with the closing of the issuance and sale of Series D Preferred Shares as contemplated under the Series D Purchase Agreement (the “Series D Closing”) and (ii) after the completion of the repurchase and sale of certain shares of the Company as contemplated under the resolutions adopted by the Company’s shareholders before the Closing.

SECTION 2.02 Delivery.

At the Closing, in addition to any items the delivery of which is made an express condition to the Investor’s obligations at the Closing pursuant to Article VI, the Company shall deliver to the Investor (i) a copy of the updated register of members of the Company, certified by the registered agent of the Company, showing the Investor as the holder of the Purchased Shares purchased by the Investor hereunder at the Closing which shares are recorded as fully paid, (ii) a copy of the updated register of directors of the Company, certified by the registered agent of the Company, evidencing the appointment of the VIVO Director (as appointed pursuant to Section 6.11 hereof) and (iii) a copy of the share certificate or certificates duly signed by a director of the Company to the Investor representing the Purchased Shares issued in the name of the Investor. Within ten (10) business days upon the Closing, the Company shall deliver the original share certificate to the Investor representing the Purchased Shares purchased by the Investor, duly signed and sealed for and on behalf of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties hereby jointly and severally represent and warrant to the Investor the date hereof and the Closing Date as follows, subject to such exceptions as may be specially set forth in the Disclosure Schedule delivered by the Seller Parties to the Investor (the “Disclosure Schedule”, attached as Exhibit A hereto) which forms part of the representation and warranties herein, and which, to the extent necessary, may be updated by the Seller Parties prior to the Closing provided that such updates shall not substantially amend or modify the Disclosure Schedule and the updated Disclosure Schedule shall be deemed to be the representation and warranties herein as of the date hereof and the Closing Date.

SECTION 3.01 Organization, Standing and Qualification.

Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction. Each Group Company has a valid business license issued by the competent Governmental Authority (the Company has heretofore furnished or otherwise made available to the Investor a complete and correct copy of such license), and has, since its establishment, carried out its business in compliance with the business scope set forth in its business license.

SECTION 3.02 Capitalization.

The authorized share capital of the Company consists of the following:

(a) Ordinary Shares. Immediately prior to the Closing, a certain number of Ordinary Shares, which is the same with the number of Ordinary Shares immediately prior to the Series D Closing as stipulated in Series D Purchase Agreement, par value US$0.00002 per share of the Company.

(b) Preferred Shares. Immediately prior to the Closing, (i) a total of 47,600,000 authorized Series A-1 Preferred Shares, 44,404,500 of which are issued and outstanding; (ii) a total of 19,760,000 authorized Series A-2 Preferred Shares, 17,544,000 of which are issued and outstanding; (iii) a total of 43,363,500 authorized Series B Preferred Shares, 41,842,000 of which are issued and outstanding; (iv) a total of 60,359,500 authorized Series C-1 Preferred Shares, all of which are issued and outstanding; (v) a total of 15,205,000 authorized Series C-2 Preferred Shares, of which none was issued and outstanding; (vi) a certain number of Series D Preferred Shares, which are the same with the number of Series D Preferred Shares immediately prior to the Series D Closing as stipulated in Series D Purchase Agreement and of which none was issued and outstanding.

(c) Options, Reserved Shares. The Company has reserved enough Ordinary Shares for issuance upon the conversion of Preferred Shares. Except for (i) the conversion privileges of the Preferred Shares, (ii) the 33,961,500 Ordinary Shares reserved for issuance pursuant to the ESOP, (iii) a certain number of Ordinary Shares reserved for issuance to employees, officers, directors, or consultants of a Group Company as stipulated in Series D Purchase Agreement pursuant to the Company’s 2019 New Share Incentive Plan to be approved by the Board, and (iv) the preemptive rights provided in the Shareholders Agreement and Control Documents, there are no options, warrants, conversion privileges, agreements or rights of any kind, orally or in writing, with respect to the issuance or purchase of the shares of any Group Company. Apart from the exceptions noted in this Section 3.02(c), the Shareholders Agreement and Control Documents, no shares (including the Purchased Shares and Conversion Shares) of any Group Companies’ outstanding share capital, registered capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by any Group Company, are subject to any preemptive rights, rights of first refusal (except to the extent provided by applicable PRC Laws) or other rights of any kind to purchase such shares (whether in favor of any Group Company or any other person).

(d) Outstanding Security Holders. A complete and current list of all shareholders, option holders and other security holders of the Company as of the date hereof indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other security holder is set forth in Section 3.02(d) of the Disclosure Schedule.

(e) No share plan, share purchase, share option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event.

SECTION 3.03 Subsidiaries; Group Structure.

(a) Section 3.03(a) of the Disclosure Schedule sets forth a complete structure chart showing each of the Group Companies, and indicating the ownership and Control relationships among all Group Companies.

(b) Wang Sizhen Controls the BVI Company. The BVI Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other Person, except for certain equity interests in the Company. The BVI Company was formed solely to acquire and hold the equity interests in the Company and has no other business. The Company does not presently own or Control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other Person, except for one hundred percent (100%) of the equity interests in the HK Co. who directly owns one hundred percent (100%) of the equity interests in the WFOE. The Company was formed solely to acquire and hold an equity interest in the HK Co. and since its formation has not engaged in any business and has not incurred any liability except in the ordinary course of acquiring, managing and disposing of its equity interest in the HK Co. The HK Co. was formed solely to acquire and hold the equity interests in the WFOE and has no other business, and has not incurred any Liability other than annual filing, maintenance and other standard fees. The equity interests in the WFOE are free and clear of all Liens, claims, charges and encumbrances, and no Person or entity other than the Company and the HK Co. have any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the WFOE or any component or portion thereof, or any increase or decrease on any of the foregoing.

(c) Except as provided under the Transaction Documents and the Control Documents, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests to which of any of the PRC Companies is a party or is otherwise bound.

(d) Each of the PRC Companies does not maintain any offices or branches or subsidiaries except for its registered office, except for the Section 3.03(d) of the Disclosure Schedule.

SECTION 3.04 Due Authorization.

All corporate actions on the part of the Seller Parties and, as applicable, their respective Officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of the obligations of the Seller Parties under this Agreement or any other Transaction Document to which it is a party, the certificate of incorporation or other equivalent Charter Documents of any of the Group Companies (collectively with the Restated Articles, the “Constitutional Documents”) and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement and of the Ordinary Shares issuable upon conversion of such Purchased Shares has been taken or will be taken prior to the Closing. Each of the Transaction Documents and the Constitutional Documents is or will, upon its execution be a valid and binding obligation of each Group Company enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 3.05 Valid Issuance of Purchased Shares.

(a) The Purchased Shares and Conversion Shares when issued, sold and recorded on the shareholder register of the Company in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and the Restated Articles, applicable state and federal securities laws and liens or encumbrances created by or imposed by an Investor. The Conversion Shares issuable upon conversion of the Purchased Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Articles and recorded on the shareholder register of the Company, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and the Restated Articles, applicable federal and state securities laws and liens or encumbrances created by or imposed by an Investor. Based in part upon the representations of the Investor in Article IV of this Agreement, the Conversion Shares issuable upon conversion of the Purchased Shares will be issued in compliance with all applicable federal and state securities laws.

(b) All currently outstanding capital shares of the Company are duly and validly issued, fully paid and non-assessable, and all outstanding shares, options, warrants and other securities of the Company and each other Group Company have been issued in full compliance with the requirements of all applicable securities laws and regulations including, to the extent applicable, the registration and prospectus delivery requirements of the Securities Act, or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations, including, without limitation, anti-fraud provisions.

SECTION 3.06 Governmental Consents and Filings.

No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Seller Party in connection with the consummation of the transactions contemplated by this Agreement and/or the other Transaction Documents, except for (i) the filing of the Restated Articles, which will have been filed as of the Closing, and (ii) filings pursuant to the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

SECTION 3.07 Liabilities.

Except as set forth in Section 3.07 of the Disclosure Schedule, no Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable, except as reflected on the Financial Statements and none of the Group Companies is unable to pay its debts as and when such debts fall due or is subject to any insolvency proceedings or has had a receiver, liquidator or administrator appointed over its assets.

SECTION 3.08 Title to Properties and Assets.

Except as set forth in Section 3.08 of the Disclosure Schedule, each Group Company has good and marketable title to, or valid leasehold interest in, all of its respective properties and assets held in each case free of any Lien (other than Permitted Liens).

SECTION 3.09 Intellectual Property Rights.

(a) Company IP. Each Group Company owns or otherwise has sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to or otherwise has the licenses to use all Intellectual Property necessary and sufficient to conduct its business as currently conducted and proposed to be conducted by such Group Company (“Company IP”) without any known conflict with or known infringement of the rights of any other Person. Section 3.09(a) of the Disclosure Schedule sets forth a complete and accurate list of all Company Registered IP for each Group Company, including for each the relevant name or description, registration/certification or application number, and filing, registration or issue date.

(b) IP Ownership. Except as listed in Section 3.09(b) of the Disclosure Schedule, all Company Registered IP is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or any of its employees, Officers or directors has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any Company Owned IP. No Company Owned IP is the subject of any Lien, license or other Contract granting rights therein to any other Person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any Company Owned IP. No Company Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Companies’ products or services, by any Group Company, or (b) may affect the validity, use or enforceability of such Company Owned IP. No Founder owns any Intellectual Property required and necessary to conduct the Business by any Group Company. No Group Company has (a) transferred or assigned any Company IP; (b) authorized the joint ownership of, any Company IP; or (c) permitted the rights of any Group Company in any Company IP to lapse or enter the public domain.

(c) Infringement, Misappropriation and Claims. No Group Company has violated, infringed or misappropriated any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. To the Knowledge of the Seller Parties, no Person has violated, infringed or misappropriated any Company IP of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing. No Group Company has received any written notice from any Person that challenged the ownership or use of any Company IP by a Group Company. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(d) Assignments and Prior IP. All inventions and know-how conceived by employees of a Group Company related to the business of such Group Company are currently owned exclusively by a Group Company or co-owned by the Group Companies. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. All employee inventors of Company IP have received reasonable reward and remuneration from a Group Company for his/her service inventions or services technology achievements in accordance with the applicable PRC Laws. It will not be necessary to utilize any Intellectual Property of any such Persons made prior to their employment by a Group Company and none of such Intellectual Property has been utilized by any Group Company, except for those that are exclusively owned by a Group Company. To the Knowledge of the Seller Parties, none of the employees, consultant or independent contractors currently or previously employed or otherwise engaged by any Group Company, (a) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers, or (b) is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her commercially reasonable efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

(e) Licenses. Section 3.09(e) of the Disclosure Schedule contains a complete and accurate list of the Licenses. The “Licenses” means, collectively, (a) all licenses, sublicenses, and other Contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any Company IP, and (b) all licenses, sublicenses and other Contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any Intellectual Property of another Person, in each case except for (1) agreements involving “off-the-shelf” commercially available software, and (2) non-exclusive licenses to customers of the Business in the ordinary course of business consistent with past practice. The Group Companies have paid all license and royalty fees required to be paid under the Licenses, if applicable.

(f) Protection of IP. Each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard material Company IP and made all applicable filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing, all current and former Officers, employees, consultants and independent contractors, all suppliers, customers and other third parties of any Group Company having access to any material Company IP have executed and delivered to such Group Company an agreement requiring the protection of such Company IP. Except for the Section 3.09(f) of the Disclosure Schedule, to the extent that any Company IP has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

(g) No Public Software. No Public Software forms part of any product or service provided by any Group Company or was or is used in connection with the development of any product or service provided by any Group Company or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any product or service provided by any Group Company. No Software included in any Company IP has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such Software be disclosed or distributed in source code form or made available at no charge.

SECTION 3.10 Material Contracts.

(a) Material Contracts and Obligations. “Material Contracts” mean, collectively, the agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations which a Group Company, or any of their properties or assets is bound by or subject to and that (i) involves obligations (contingent or otherwise) or payments in excess of US$1 million, (ii) involves Intellectual Property Rights that is material to a Group Company (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group Companies on non-exclusive and non-negotiated terms), (iii) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (iv) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, involves any provisions providing for exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (v) is with an Interested Party or involves any related party transaction, (vi) involves an extension of credit, a guaranty or assumption of any obligation, surety, deed of trust, or the grant of a Lien for the benefit of any third party, in each case in excess of US$ 300,000, (vii) involves the lease, license, sale, use, disposition or acquisition of any assets or of a business in the value in excess of US$1 million, (viii) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (ix) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property, (x) involves the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the Equity Securities, equity interests or assets of any Person, other than the Control Documents, (xi) is not readily to be fulfilled or performed by a Group Company on time or without undue or unusual expenditure of money or efforts or a Group Company does not have the technical and other capabilities or the human and material resources to enable it to fulfill, perform and discharge all its outstanding obligations in the ordinary course of business without realizing a loss on closing of performance; (xii) is entered into with a customer or material supplier of a Group Company in excess of US$1 million; or (xiii) with a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities); (xiv) is a Control Document; and (xv) is otherwise material to a Group Company or is one on which a Group Company is substantially dependent on.

(b) Except for the Transaction Documents and documents listed in Section 3.10(b) of the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which any Group Company is a party or by which it is bound that involve (i) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from each Group Company, (ii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit each Group Companies’ exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iii) indemnification by any Group Company with respect to infringements of proprietary rights.

(c) Each Group Company has not engaged in the past three (3) months in any discussion with any representative of any Person regarding (i) a sale or exclusive license of all or substantially all of the Group Companies’ assets, or (ii) any merger, consolidation or other business combination transaction of each Group Company with or into another Person.

(d) All Material Contracts are listed in Section 3.10(a) of the Disclosure Schedule and the copy of Material Contracts shall be provided to the Investor upon request.

(e) Validity and Status. The execution and delivery of each of the Material Contracts listed on Section 3.10(a) of the Disclosure Schedule, and the performance of the respective obligations thereunder and the consummation of the transactions contemplated therein shall not (x) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its Charter Documents of the Group Companies as in effect at the date hereof, any applicable laws and regulations, or any other Material Contracts, (y) accelerate, or constitute an event entitling any Person to accelerate, the maturity of any indebtedness or other liability of any Group Company or to increase the rate of interest presently in effect with respect to any indebtedness of any Group Company, or (z) result in the creation of any Lien upon any of the properties or assets of any Group Company. All the Material Contracts listed on Section 3.10(a) of the Disclosure Schedule are legally valid and binding, in full force and effect, and enforceable in accordance with their respective terms against the parties thereto, and will not violate any applicable laws, except (x) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally, and (y) as may be limited by laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies. No Group Company has violated or breached any Material Contracts except for such violation or breach which would not have a Material Adverse Effect, or has received any notice or claim or allegation of default or breach thereof from any party thereto, and to the Knowledge of the Seller Parties, there is no existing default or breach by any other party thereto regarding all the Material Contracts.

SECTION 3.11 Litigation.

There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending or currently threatened (i) against any of the Founders, the BVI Company, the Group Companies, any Group Company’s activities, properties or assets or against any Officer, director or employee of each Group Company’ in connection with such Officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Group Company; or (ii) to the Seller Parties’ Knowledge, that questions the validity of the Transaction Documents or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Documents; or (iii) to the Seller Parties’ Knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate. The foregoing includes, without limitation, actions pending or threatened in writing (or any basis therefor known to the Group Companies) involving the prior employment of any of Group Companies’ employees, their services provided in connection with the Group Companies’ business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

SECTION 3.12 Compliance with Laws; Consents and Permits.

Except as set forth in Section 3.12 of the Disclosure Schedule, each of Group Companies is and has been in compliance with all applicable laws in all material respects since its establishment. None of the Seller Parties has received any notice from any Governmental Authority regarding any violation of applicable laws. None of the Group Companies is under investigation with respect to a violation of any law. To the Knowledge of the Seller Parties, each direct shareholder of the Company which holds more than 5% outstanding Equity Securities of the Company and direct or indirect holder or beneficial owner of any equity securities of such direct shareholders (each, a “Security Holder”), who is a “Domestic Resident” as defined in Circular 37 has complied with all reporting, filing, updating and/or registration requirements (including filings of amendments to existing registrations) under the SAFE Rules and Regulations, and has made all oral or written filings, registrations, updating, reporting or any other communications required by SAFE or any of its local branches. No Group Company has, nor has any Security Holder, received any oral or written inquiries, notifications, orders or any other form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with SAFE Rules and Regulations. Each Group Company has all franchises, permits, licenses and any similar authority required and necessary for the conduct of its business as currently conducted, including without limitation, any existing human genetic resources related project, except where the failure to obtain does not have and is not reasonably expected to have a Material Adverse Effect.

SECTION 3.13 Compliance with Other Instruments and Agreements.

None of the Group Companies is or has been in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of its Constitutional Documents of the respective Group Company, or any term or provision of any Contract entered into by any Group Company or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. The execution, delivery and performance of and compliance with this Agreement, the Shareholders Agreement, any other Transaction Document and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Contract entered into by any Group Company, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any Lien upon any asset of any Group Company other than Permitted Liens.

SECTION 3.14 Registration Rights and Voting Rights.

Except as provided in the Shareholders Agreement, no Seller Party has granted or agreed to grant any person or entity any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares (or the shares of the PRC Companies) on any securities exchange. Except as contemplated under this Agreement and the Shareholders Agreement, there are no voting or similar agreements which relate to the share capital of the Company or any of the equity interests of the PRC Companies.

SECTION 3.15 Data Privacy and Personal Information.

(a) The Group Companies’ collection, use, processing, storage and dissemination of any personally-identifiable information concerning individuals (“Personal Information”) is in compliance with all laws and Contracts applicable to any Group Company in material respects. The Group Companies have formulated and maintained policies and procedures regarding data security, isolation and privacy that are commercially reasonable and required by laws and Contracts applicable to any Group Company. No Group Companies have shared or disseminate any human genetic resources related materials or information with any foreign entity without appropriate approvals granted by competent Governmental Authority, if such approval is required by applicable law.

(b) No Group Company has violated, infringed, misused, misappropriated or unauthorized accessed to any data or information of any third party to conduct the Business. To the Knowledge of the Seller Parties, data or information of Group Companies’ customers or used by the Group Companies to conduct the Business has not been divulged, infringed, misused, misappropriated or unauthorized accessed by any third party.

(c) No Group Company has been subject to any proceeding (including arbitration and litigation) or outstanding government investigation or order (whether imposing any penalty or not) in relation to its collection, use, processing, storage and dissemination of Personal Information nor has any Group Company received any notice in relation to any such proceeding or government investigation or order.

(d) In cases where the Group Companies collects Personal Information from third parties, each of such third party has given warranties to the Group Companies in the agreement between such third party and the Group Company that it has received sufficient and complete Consent from the individuals whose data or information is being collected to such collection by the Group Companies. To the Knowledge of the Seller Parties, the warranties given by such third party are true and accurate.

SECTION 3.16 Financial Statements.

The audited and consolidated financial statements of the Group Companies ended on December 31, 2018 and unaudited consolidated balance sheets, cash flow statements and income statements of the Group Companies as of June 30, 2019 (the audited and consolidated financial statements and the management accounts and any notes thereto are hereinafter referred to as the “Financial Statements” and June 30, the “Financial Statements Date”) are (a) in accordance with the books and records of the applicable Group Company, (b) true, correct and complete and present fairly the financial condition of such Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with PRC generally accepted accounting principles (“PRC GAAP”) applied on a consistent basis, except as to the unaudited consolidated financial statements, for the omission of notes thereto and normal year-end audit adjustments. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of the Group Companies’ respective debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with PRC GAAP. The Group Companies have good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates. None of the Group Companies is a guarantor or indemnitor of any indebtedness of any other person or entity. Each Group Company maintains a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

SECTION 3.17 Activities since Financial Statements Date.

Since the Financial Statements Date, with respect to each Group Company, excluding the transactions and matters contemplated or implemented in accordance with this Agreement and those in the ordinary course of business, except as set forth in Section 3.17 of the Disclosure Schedule, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect to any Group Company;

(b) any material change in the contingent obligations of the Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c) any damage, destruction or loss, whether or not covered by insurance which could reasonably be expected to have a Material Adverse Effect;

(d) any waiver by the Group Company of a valuable right or of a material debt individually in excess of US$100,000 or in excess of US$500,000 in the aggregate;

(e) any satisfaction or discharge of any Lien or claim or payment of any obligation by the Group Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(f) any material change or amendment to a Material Contract which could reasonably be expected to have a Material Adverse Effect or bind or subject any of the Group Companies’ assets, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g) any material change in any compensation arrangement or agreement with any Key Employee, or director;

(h) any sale, assignment or transfer of any Company IP or other material intangible assets of the Group Company;

(i) any resignation or termination of any Key Employee (as defined below);

(j) any Lien created by the Group Company, with respect to any of the Group Companies’ properties or assets, except Liens for taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair the Group Companies’ ownership or use of such property or assets;

(k) any debt, obligation, or liability incurred, assumed or guaranteed by the Group Company outside the ordinary course of business other than any payment with respect to the Reorganization;

(l) any declaration, setting aside or payment or other distribution in respect of any of the Group Companies’ share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by the Group Company;

(m) any failure to conduct business in the ordinary course, consistent with the Group Company’s past practices;

(n) any transactions of any kind in excess of US$100,000 in the aggregate with any of its directors or Key Employees, or to the best knowledge of the Seller Parties, any members of their immediate families, or any entity controlled by any of such individuals;

(o) any loans or guarantees made by the Group Company to or for the benefit of its directors or Key Employees, or any shareholders of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(p) any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect, including any sale, assignment or transfer of any Company Owned IP; or

(q) any arrangement or commitment by the Group Company or any Seller Party to do any of the things described in this Section 3.17.

SECTION 3.18 Tax Matters.

The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the covered Group Company, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any tax returns or reports by any applicable Governmental Authority. Each Group Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it, and each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. Each Group Company is not subject to any waivers of applicable statutes of limitations with respect to taxes for any year. There are no federal, state, county, local or foreign taxes due and payable for Each Group Company which have not been timely paid. Since the Financial Statements Date, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

SECTION 3.19 Interested Party Transactions.

Except as set forth in Section 3.19 of the Disclosure Schedule, no Seller Party, Officer or director of a Group Company or any Affiliate or Associate of any such person has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits). Except as set forth in Section 3.19 of the Disclosure Schedule, no Affiliate or Associate of any Officer or director of a Seller Party is directly or indirectly interested in any contract (except for the employment or engagement contracts) with a Group Company. Except as set forth in Section 3.19 of the Disclosure Schedule, no Officer or director of a Group Company or, any Affiliate or Associate of any such person has had, either directly or indirectly, an interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected. Except as contemplated in this Agreement, there is no agreement between any shareholder of the Company with respect to the ownership or control of any Group Company.

SECTION 3.20 Environmental Compliance.

(a) Each Group Company is in full compliance with all Environmental Laws in all material respects. No Group Company has received any communication (written or oral), whether from a Governmental Authority, citizens group, employee, or otherwise, that alleges that it is not in such full compliance and there are no circumstances that may prevent or interfere with such full compliance in the future.

(b) There is no Environmental Claim pending or threatened against any Group Company or any Person or entity whose Liability for an Environmental Claim has been retained or assumed by any Group Company either contractually or by operation of law except where such Environmental Claim would not have a Material Adverse Effect. To the Knowledge of Seller Parties, there are no past or present actions, activities or circumstances, including the release, emission, discharge, or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against any Group Company or any Person or entity whose Liability for any Environmental Claim should be retained or assumed by any Group Company either contractually or by operation of law.

SECTION 3.21 Employee Matters.

Except as otherwise disclosed to the Investor in Section 3.21 of the Disclosure Schedule, the Group Companies have complied with all applicable employment and labor laws in all material respects. None of the Group Companies is a party to or bound by any currently effective incentive plan, profit sharing plan, retirement agreement or other similar employee compensation agreement. Each employee, Officer or consultant of each Group Company has entered into an standard employment or service agreement which includes the clause relating to confidentiality and intellectual property rights with the Group Company. Each Key Employee has entered into a non-competition agreement or an employment agreement which includes the non-competition clause with the Group Company. To the Group Companies’ Knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Group Companies or that would conflict with the Group Companies’ business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Group Companies’ business by the employees of the Group Companies, nor the conduct of the Group Companies’ business as now conducted and as presently proposed to be conducted, will, to the Group Companies’ Knowledge conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

SECTION 3.22 Exempt Offering.

The offer and sale of the Purchased Shares under this Agreement, and the issuance of the Conversion Shares upon conversion thereof are or shall be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities laws and regulations.

SECTION 3.23 Anti-Bribery, Anti-Corruption, Anti-Money Laundering and Sanctions.

Each Group Company and other Seller Parties and their Affiliates and their respective directors, Officers, and to the Knowledge of any Seller Party, their employees, independent contractors, representatives, agents and other Persons acting on the Group Companies’ behalf (collectively, “Company Representatives”) are and have been in compliance with all applicable laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws (collectively, the “Compliance Laws”). Without limiting the foregoing, to the Knowledge of Seller Parties, none of the foregoing person has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of, (a) the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person; (b) the taking of any action by any Person which (i) would violate the FCPA, if taken by a Person subject to the FCPA, (ii) would violate the United Kingdom Bribery Act 2010, as amended (the “U.K. Bribery Act”), if taken by a Person subject to the U.K. Bribery Act, or (iii) could reasonably be expected to constitute a violation of any applicable Compliance Law; (c) the making of any false or fictitious entries in the books or records of any Group Company by any Person; or (d) the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment.

None of the Seller Parties, their Affiliates, their respective directors or Officers, and to the Knowledge of Seller Parties, none of their employees, agents, or persons acting on behalf of the Group Companies is owned or controlled by a person that is targeted by or the subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”), or by the U.S. Department of State, or any sanctions imposed by the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations Security Council, Her Majesty’s Treasury or any other relevant Governmental Authorities and any activities sanctionable under the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, as amended or the Iran Sanctions Act, as amended (collectively, the “Sanctions”).

SECTION 3.24 Export Control.

None of the Group Companies has violated any applicable export control Laws, whether such Law relates to encryption items or otherwise. None of the products researched, developed or sold by any Group Company or involved in the Business (“Company Products”) was specifically designed, developed, configured, adapted, or modified for military customer(s), military purpose, or satellite application. There are no pending or, to the knowledge of any Seller Party, threatened claims against any Group Company with respect to any marketing, import or export permits, and there are no actions, conditions or circumstances pertaining to any Group Companies’ marketing, import or export transactions under any of the agreements to which it is a party that would reasonably be expected to give rise to any future claims.

No Group Company has made any shipments of any Company Products or any of their components to, and has no obligations to any third party located in, Iran, Syria, Lebanon, Iraq, Libya, Cuba, Sudan, Somalia, Cote d’Ivoire, Liberia, Democratic Republic of Congo (DRC), North Korea, Belarus, Ukraine, Russia, Burma, Balkans, Burundi, Central African Republic, Venezuela, Yemen or Zimbabwe or any other country which has been defined as a sanctioned country by the Office of Foreign Assets Control of the United States Department of the Treasury.

SECTION 3.25 Minute Books.

The minute books of each Group Company since its time of formation have been made available to the Investor and each such minute books contains a complete summary of all material meetings and actions taken by directors and shareholders or owners of such Group Company, and reflects all transactions referred to in such minutes accurately.

SECTION 3.26 Obligations of Management.

Each of the key employees identified in Section 3.26 of the Disclosure Schedule (the “Key Employees”) is currently devoting his or her full working time to the conduct of the business of a Group Company or the Group Companies, except as set forth in Section 3.26 of the Disclosure Schedule. No Seller Party is aware that any Key Employee is planning to work less than full time at a Group Company in the future. None of such Key Employees or the Founders is currently working for a competitive enterprise, whether or not such person is or will be compensated by such enterprise. The Group Companies are not aware that any Key Employee intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any Key Employee.

SECTION 3.27 Disclosure.

Each Seller Party has fully provided the Investor with all material information that the Investor has requested for deciding whether to purchase the Purchased Shares and all information that each Seller Party reasonably believes is necessary or relevant to enable the Investor to make an informed investment decision. No representation or warranty by any Seller Party in this Agreement and no information or materials provided by any Seller Party to the Investor in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. No Seller Party has entered into any side letter or side agreement or documents alike with any holders of Equity Securities of the Group Companies in connection with such holder’s subscription of Equity Securities into the Group Companies before the date hereof. No financial forecasts or forward-looking statements in any business plans or other materials provided by any Seller Party to the Investor have been prepared based on unreasonable assumptions.

SECTION 3.28 Other Representations and Warranties Relating to the PRC Companies.

(a) The Constitutional Documents and all consents necessary or appropriate for the PRC Companies are valid, have been duly approved or issued (as applicable) by competent PRC authorities or other applicable parties and are in full force and effect.

(b) All consents, approvals, authorizations or licenses required under PRC law for the due and proper establishment and operation of the PRC Companies have been duly obtained from the relevant PRC Governmental Authorities and are in full force and effect.

(c) All filings and registrations with the PRC Governmental Authorities required in respect of each of the PRC Companies and its operations, including the registrations with the Ministry of Commerce (“MOFCOM”), the State Administration for Market Regulation (“SAMR”), SAFE, tax bureau, customs authorities, product registration authorities and health regulatory authorities, as applicable, have been duly completed in accordance with the relevant rules and regulations, including all required registrations conducted pursuant to Circular 37.

(d) Except as set forth in Section 3.28(d) of the Disclosure Schedule, the registered capital of each of the PRC Companies has been fully paid up in accordance with the schedule of payment stipulated in its respective articles of association, approval document, certificate of approval and legal person business license and in compliance with PRC Laws and regulations, and there is no outstanding capital contribution commitment, or any other illegal actions relating to capital contribution of Group Companies such as withdrawal of paid-in capital existing. There are no outstanding rights, or commitments made by any Group Company or any Founder to sell any of its equity interest in the PRC Companies. There are no subscriptions, options, warrants, conversion privileges, pre-emptive or other rights or contracts with respect to the issuance or transfer of any shares of any PRC Company.

(e) None of the PRC Companies is in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(f) Each of the PRC Companies has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC authorities, except where the failure to obtain does not have and is not reasonably expected to have a Material Adverse Effect.

(g) In respect of any permits requisite for the conduct of any part of the Business of the PRC Companies which are subject to periodic renewal, no Seller Party has any reason to believe that such requisite renewals will not be timely granted by the relevant PRC authorities.

(h) Except as disclosed to the Investor in Section 3.28(h) of the Disclosure Schedule, the PRC Companies have complied with all applicable PRC labor laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

(i) All PRC regulatory and corporate authorizations and approvals, necessary or appropriate for the consummation of the transactions contemplated herein (including issuance, purchase and sale of Purchased Shares) have been duly obtained, and such authorizations and approvals are currently, or will be as of the Closing (if it occurs), valid and subsisting at PRC laws and in accordance with their respective terms.

SECTION 3.29 Control Documents.

(a) Each of the WFOE, the PRC Affiliate, the Founders and other parties to the Control Documents has the legal right, power and authority (corporate and other) to enter into and perform its/his/her obligations under the Control Document to which it/he is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered the Control Document to which it/he is a party.

(b) The Control Documents are adequate to establish and maintain the intended Captive Structure of the Group Companies, under which (a) the WFOE Controls the PRC Affiliate and its Subsidiaries, and (b) the financial statements of the PRC Affiliate and its Subsidiaries can be consolidated in accordance with the Accounting Principles. No Group Company has received any written inquiries, notifications or any other form of official correspondence from any Governmental Authority challenging or questioning the legality or enforceability of any of the Control Documents.

(c) The Control Documents constitute a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) The execution and delivery by each party thereto of the Control Documents, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its Charter Documents as in effect at the date hereof, any applicable Law, or any Contract to which a Group Company is a party or by which a Group Company is bound, or (ii) accelerate, or constitute an event entitling any person to accelerate, the maturity of any Liability of any Group Company or to increase the rate of interest presently in effect with respect to any Liability of any Group Company, or (iii) result in the creation of any Liens upon any of the properties or assets of any Group Company.

(e) All consents required in connection with the Control Documents have been made or unconditionally obtained in writing, and no such Consent has been withdrawn or is subject to any condition precedent which has not been fulfilled or preformed.

(f) Each Control Document is in full force and effect and no party to any Control Document is in material breach or default in the performance or observance of any of the terms or provisions of such Control Document. None of the parties to any Control Document has sent or received any communication regarding termination of or intention not to renew any Control Document, and no such termination or non-renewal has been threatened by any of the parties thereto.

SECTION 3.30 Property.

The property and assets that each Group Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair each Group Companies’ ownership or use of such property or assets. Except as otherwise disclosed to the Investor in Section 3.30 of the Disclosure Schedule, with respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. Each Group Company does not own any real property.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Company as follows:

SECTION 4.01 Authorization.

It has all requisite power, authority and capacity to enter into this Agreement and the Shareholders Agreement, and to perform its obligations under this Agreement, the Shareholders Agreement. This Agreement has been duly authorized, executed and delivered by it. This Agreement and the Shareholders Agreement, when executed and delivered by it, will constitute its valid and legally binding obligations, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 4.02 Purchase for Own Account.

The Purchased Shares and the Conversion Shares will be acquired for the Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

SECTION 4.03 Restricted Securities.

The Investor understands that the Purchased Shares and the Conversion Shares are restricted securities within the meaning of Rule 144 under the Securities Act and that the Shares and the Conversion Shares are not registered or listed publicly unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available

ARTICLE V

COVENANTS OF THE SELLER PARTIES

Each of the Seller Parties covenants to the Investor as follows:

SECTION 5.01 Use of Proceeds from the Sale of Purchased Shares.

The Company will use all the proceeds from the issuance and sale of the Purchased Shares for the repurchase of certain shares of the Company as approved under certain resolutions adopted by the Company’s shareholders.

SECTION 5.02 Availability of Ordinary Shares.

The Company hereby covenants that at all times there shall be made available, free of any Liens, for issuance and delivery upon conversion of the Purchased Shares such number of Ordinary Shares or other shares in the share capital of the Company as are from time to time issuable upon conversion of the Purchased Shares from time to time, and will take all steps necessary to increase its authorized share capital to provide for sufficient number of Ordinary Shares issuable upon conversion of the Purchased Shares.

SECTION 5.03 Business of the Company and the HK Co.

Except the business as approved by the Board, the business of the Company shall be restricted to the holding of shares or equity interest in the HK Co. The business of the HK Co. shall be restricted to the holding of shares or equity interest in the WFOE.

SECTION 5.04 Business of the PRC Companies.

Prior to entering into any new business other than those in the scope of the Business, each Seller Party shall use its best efforts and take all necessary actions to implement and carry out the new business plan subject to the approval of the Board, including, without limitation, hiring employees, renting office space, employing legal and technical consultants and undertaking other customary business activities. From the Closing and until the new business plan is duly approved or amended in accordance with all necessary procedures, the business of the PRC Companies shall be limited to the Business.

SECTION 5.05 Use of Investor’s Names or Logo.

Without the prior written consent of the Investor, and whether or not the Investor is then the shareholder of the Company, none of the Group Companies, their shareholders (excluding the Investor), nor the Founders shall use, publish or reproduce the name of any Investor or any similar names, trademarks or logos in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes, except for the fact of the equity investments and shareholding in the Group Companies by the Investor (and in any such case shall not disclose the aggregate or individual investment amounts, pricing or ownership percentage, or any of the term of this Agreement, the Shareholders Agreement, or any other Transaction Document).

SECTION 5.06 Employment Agreement and Confidentiality, Non-Competition and Intellectual Property Rights Agreement.

The Group Companies shall cause all of their Key Employees to enter into employment agreements and confidentiality, non-competition and intellectual property rights agreements in form and substance satisfactory to the Investor. The Group Companies shall cause all of their employees and further cause all of their respective future employees to enter into its standard form employment agreement and confidentiality, non-competition and intellectual property rights agreement (if applicable) in form and substance satisfactory to the Investor.

SECTION 5.07 Repayment of the Loans by Wang Sizhen (王思振)

The Seller Parties hereby covenant that, all the loans borrowed by Wang Sizhen (王思振) from the Group Companies shall be repaid within one (1) month after the Closing.

SECTION 5.08 Regulatory Compliance.

The Founders and each Group Company shall comply with all applicable laws and regulations in the PRC, including but not limited to applicable laws and regulations in connection with the operations of the Group Companies, and promptly apply for, obtain and maintain all consents as required by the applicable Laws in connection with the businesses conducted by the Group Companies at any given time, including without limitation, (i) to obtain and maintain in a timely manner all requisite consents and permits for the human genetic resources related projects, (ii) to formulate and establish the relevant mechanism to prevent the sharing and disseminating human genetic resources related materials or information with any foreign entity without appropriate approvals granted by competent Governmental Authority, if such approval is required by applicable law, (iii) to ensure the collection, use, processing, storage and dissemination of any Personal Information is in compliance with all laws and Contracts applicable to any Group Company in material respects, and (iv) to conduct any and all their business within the scope of the approval and qualification obtained in compliance with applicable laws and regulations, except where the failure to comply with such laws or regulations or failure to obtain or comply with such consents does not have or is not reasonably expected to have a Material Adverse Effect.

None of the Seller Parties shall, and none of them shall permit the Company Representatives to, promise, authorize or make any payment to, or otherwise contribute any item of value, directly or indirectly, to any Public Official in violation of the FCPA, the U.K. Bribery Act or any other applicable Compliance Laws. Each of the Seller Parties shall, and shall use best effort to cause the Company Representatives to act in accordance with the applicable Compliance Laws. The Group Companies shall, and the Founders shall use their best effort to cause the Group Companies to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act or any other applicable Compliance Laws. Without limiting the generality of the foregoing, the Group Companies shall, and the other Seller Parties shall cause the Group Companies to, (i) within one (1) month following the Closing, engage a professional and reputable U.S. law firm as the Group Companies’ special counsel to advise on matters related to the FCPA or any other applicable Compliance Laws and to develop specific action plans to improve the Group Companies’ compliance systems (“Improvement Plans”), and (ii) within four (4) months following the receiving of the Improvement Plans from the special counsel, implement, enforce and complete any compliance improvement plans or actions suggested by the special counsel and/or requested by the Investor, with the improvement result satisfactory to the Investor.

Each Seller Party shall use its best efforts to cause all shareholders of each Group Company, and any successor entity or controlled affiliate of any Group Company to, timely complete all required registrations and other procedures with applicable Governmental Authorities (including without limitation SAFE) as and when required by applicable laws and regulations. The Seller Parties shall ensure that there is no barrier to repatriation of profits, dividends and other distributions from the WFOE (or any successor entity) to the Company.

SECTION 5.09 Internal Control.

The Group Companies shall maintain their books and records in accordance with sound business practices and implement and maintain an adequate system of procedures and controls with respect to finance, management, and accounting that meets the reasonable standards of good practice generally applied to other companies in the similar industry and incorporated in the same jurisdictions where each such Group Company is incorporated and is reasonably satisfactory to the Investor to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the PRC GAAP and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, (vi) no personal assets or bank accounts of the employees, directors, Officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, Officers thereof during the operation of the Business.

SECTION 5.10 Additional Covenants.

Except as required by this Agreement (including but not limited to, for the purpose of issuance, purchase and sale of Purchased Shares), no resolution of the directors, owners, members, partners or shareholders of any of the Group Companies shall be passed, nor shall any contract or commitment be entered into, in each case, prior to the Closing without the prior written consent of the Investor, except that the Group Companies may carry on its respective business in the same manner as heretofore and may pass resolutions or enter into contracts for so long as they are effected in the ordinary course of business.

If at any time before the Closing, any of the Seller Parties comes to know of any material fact or event which:

(a) is in any way materially inconsistent with any of the representations and warranties given by each Seller Party, and/or

(b) suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or

(c) might affect the willingness of a reasonable investor in making a prudent decision to purchase the Purchased Shares or the amount of consideration which the Investor would be prepared to pay for the Purchased Shares, such Seller Party shall give immediate written notice thereof to the Investor in which event the Investor may within five (5) business days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Investor may have under this Agreement or applicable law; provided however that, any Investor’s failure to or election not to terminate this Agreement upon its receipt of such notice shall not prejudice its claims against any Seller Party in accordance with Section 8.01.

SECTION 5.11 File of Articles.

Within fifteen (15) business days following the Closing, the Restated Articles together with the special or written shareholders resolutions on approving its adoption shall have been duly filed with the Registrar of Companies in the Cayman Islands.

SECTION 5.12 Board of the PRC Affiliate.

The Investor may require, by written notification to the Company, to appoint a director to serve the board of the PRC Affiliate any time after the Closing. The PRC Affiliate shall, and the Company and each Founder shall procure the PRC Affiliate to, take all necessary actions and prepare all relevant documents to effect such appointment and complete any registration or filing process as required under applicable law within thirty (30) days after receiving the Investor’s notification.

SECTION 5.13 Employee Matters.

The PRC Companies shall use commercially reasonable efforts to comply with all applicable PRC labor laws and regulations, including without limitation, laws and regulations pertaining to wages, hours, working conditions, benefits, retirement, social welfare, social insurance, housing funds and equal opportunity.

Each of the Seller Parties covenants to procure the PRC Companies to (i) make full and timely payment of the requisite social insurance premiums or housing funds according to applicable PRC Laws for all of the employees of the Group Companies, and (ii) have Shanghai Jinchuang Medical Inspection Company (上海今创医学检验所有限公司) open housing provident fund account, as soon as possible after the Closing.

SECTION 5.14 Tax Matters.

The PRC Companies shall use their respective best efforts to comply in all material respects with all applicable PRC tax laws and regulations.

The Seller Parties shall procure relevant Group Companies to report, and shall use their best effort to procure each relevant shareholder of the Company to, timely file the Tax Returns and fully pay all Taxes of any nature with respect to any transfer or repurchase of shares of the Company, if required by tax authorities, or if so required under applicable laws.

SECTION 5.15 Accrual Accounting.

As soon as practicable after Closing, the Group Companies shall establish and maintain the accounting policies and financial system in full compliance with all applicable laws and regulations and to the Investor’s satisfaction.

SECTION 5.16 D&O Insurance.

Prior to the Qualified IPO, the Company shall obtain, at the cost no more than the average market price of such insurance, for the director nominated by the Investor the directors and officers liability insurance in an insured amount approved by the Board of Directors.

SECTION 5.17 Intellectual Property Protection.

The Group Companies shall establish and maintain appropriate intellectual inspection system to protect the intellectual property of the Group Companies. The Group Companies shall, and the Founder shall cause the Group Companies to, make best efforts to fully comply with the laws and regulations in respect of the protection of the intellectual property and refrain from infringing the intellectual property of other parties.

SECTION 5.18 Captive Structure and Control Document

Each of the Seller Parties covenants to take, or cause to be taken, all actions necessary or desirable to (i) maintain the validity and enforceability of all present and future Captive Structure and other contractual arrangements among the Group Companies, and (ii) ensure each entity carrying on any business of the Group which is to be held through a Captive Structure is a direct or indirect wholly-owned subsidiary of the PRC Affiliate.

Each of the Seller Parties undertakes that, if the PRC Affiliate is deemed to be a foreign entity by any Governmental Authority due to the Captive Structure, it shall procure the Group Companies to maintain operation and use the best efforts to conduct business in the ordinary course.

SECTION 5.19 Exclusivity.

From the date of this Agreement to the Closing, without the consent of the Investor, the Group Companies and the Founders shall not (i) discuss the sale of any securities of any Group Company with any third party, or (ii) to provide any information with respect to any Group Company to any third party in connection with a potential investment by such third party in any securities of any Group Company, or (iii) to close any financing transaction of any securities of any Group Company with any third party.

SECTION 5.20 Transfer of Patents to WFOE.

After Closing, the PRC Affiliate covenants to use commercially reasonable efforts to, or cause the PRC Subsidiaries to, enter into relevant patent transfer agreements with the WFOE to transfer to the WFOE the ownership of all granted and pending patents held by the PRC Affiliate or the PRC Subsidiaries, and to complete and cause the PRC Subsidiaries to complete all registrations or filings of such transfers.

ARTICLE VI

CONDITIONS OF INVESTOR’ S OBLIGATIONS AT CLOSING

The obligation of the Investor to purchase the Purchased Shares at the Closing is subject to the fulfillment, to the satisfaction of the Investor (or waiver thereof by the Investor) on or prior to the Closing, of the following conditions:

SECTION 6.01 Representations and Warranties.

Subject to such exceptions as may be specifically set forth in the Disclosure Schedule and updated Disclosure Schedule as described under Article III, the representations and warranties made by the Seller Parties in Article III hereof shall be true and correct and complete in all respects when made, and shall be true and correct and complete in all respects as of the Closing Date with the same force and effect as if they had been made on and as of such date, except in either case for those representations and warranties that address matters only as of a particular date, which representations shall have been true, accurate and complete as of such particular date.

SECTION 6.02 Performance of Obligations.

Each Seller Party shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

SECTION 6.03 Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

SECTION 6.04 Approvals, Consents and Waivers.

Each Group Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement and/or the other Transaction Documents (including issuance, purchase and sale of Purchased Shares), including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any Governmental Authority, (ii) resolutions approved by the shareholder(s) and/or board of directors of the Company, the HK Co., the WFOE and the PRC Affiliate (as applicable in accordance with the laws and regulations of its place of incorporation and its Constitutional Documents), and (iii) the waiver by the existing shareholders of the Company of any preemptive rights and all similar rights (if any) in connection with the issuance of the Purchased Shares at the Closing.

Each Seller Party shall have obtained any and all consents and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and/or the other Transaction Documents (including issuance, purchase and sale of Purchased Shares).

SECTION 6.05 Transaction Documents.

Each of the parties to the Transaction Documents and the Series D Purchase Agreement to be entered into on or prior to the Closing, other than the Investor, shall have executed and delivered such transaction documents to the Investor.

SECTION 6.06 Option Pool.

Upon or immediately prior to the Closing, the Board of Directors and the shareholders of the Company shall have duly reserved 20,468,800 Ordinary Shares to be issued to the employees, officers, directors, or consultants of a Group Company in accordance with the 2019 New Share Incentive Plan.

SECTION 6.07 Opinions of Counsel.

The Investor shall have received (i) from Cayman Islands counsel for the Company, an opinion, dated as of the Closing, substantially in a form and substance satisfactory to the Investor, and (ii) from PRC counsel for the Company, an opinion, dated as of the Closing, substantially in a form and substance satisfactory to the Investor.

SECTION 6.08 Compliance Certificate.

At the Closing, the Company, the Founders, the BVI Company, the HK Co., the WFOE and the PRC Affiliate shall deliver to the Investor certificates, dated the date of the Closing, certifying that the conditions specified in this Article VI have been fulfilled as of the Closing.

SECTION 6.09 Amendment to Constitutional Documents.

The Restated Articles in the form and substances satisfactory to the Investor shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors and its shareholders (which Restated Articles shall have been duly filed with the appropriate authority(ies) of the Cayman Islands within fifteen (15) Business Days after the Closing), and such adoption shall have become effective prior to the Closing with no alteration or amendment as of the Closing, and a stamped copy of the duly adopted Restated Articles shall be delivered to the Investor after the Closing.

SECTION 6.10 Execution of Shareholders Agreement.

The Company shall have delivered to such Investor the Shareholders Agreement in the form and substances satisfactory to such Investor, which has been duly executed by the Company and all other parties thereto (except for the Investor).

SECTION 6.11 Appointment of VIVO Director.

The board of the directors of the Company shall include one (1) director appointed by the Investor (“VIVO Director”) upon Closing and the Series D Closing as contemplated under the Series D Purchase Agreement where the aggregate purchase price of the Investor to purchase certain Series D Preferred Shares is no less than US$15,000,000.

Subject to the foregoing, all actions shall have been taken to appoint the VIVO Director as a new director of the Company effective upon the Closing.

SECTION 6.12 Indemnification Agreement.

Subject to Section 6.11, the Company shall have delivered to the Investor a director indemnification agreement in the form attached hereto as Exhibit B, duly executed by the Company, the Investor and VIVO Director.

SECTION 6.13 Employment Agreement and Confidentiality, Non-Competition and Intellectual Property Rights Agreement.

Each Key Employee shall have entered into an employment agreement, and a confidentiality, non-competition and intellectual property rights agreement with the Group Companies, each in the form and substance reasonably satisfactory to the Investor and the Company shall have delivered to the Investor copies of the same.

SECTION 6.14 Good Standing.

The Investor shall have received a copy of certificate of good standing issued by the Registrar of Companies of the Cayman Islands dated not more than thirty (30) days prior to the Closing, certifying that the Company was duly constituted, paid all required fees and is in good legal standing.

SECTION 6.15 Approval by Investment Committee.

The Investor shall have received approvals, if required, by its investment committee for entering into the transactions contemplated hereunder.

SECTION 6.16 Deregistration and Perfection of Equity Pledge

The Company shall have deregistered the equity pledge made to Yikang (Ningbo) Medical Investment Management Co. (屹康（宁波）医疗投资管理有限责任公司), and a copy of the notice of deregistration with respect to such equity pledge issued by such local counterparts of the SAMR shall be delivered to the Investor.

The pledge of 100% equity interest in the PRC Affiliate to the WFOE shall be completed to register at the local counterparts of the SAMR, and a copy of the notice of registration with respect to the equity pledge issued by such local counterparts of the SAMR shall be delivered to the Investor.

SECTION 6.17 No Litigation.

No Action shall have been threatened or instituted against any Seller Party or the Investor seeking to enjoin, challenge the validity of, or assert any liability against any of them on account of, any transactions contemplated by this Agreement or the other Transaction Documents.

SECTION 6.18 Due Diligence

The Investor shall have completed its due diligence investigation, and the result of the due diligence investigation is satisfactory to the Investor.

SECTION 6.19 No Material Adverse Effect.

There shall have been no Material Adverse Effect since the Financial Statements Date.

SECTION 6.20 Closing Deliveries.

The Seller Parties shall have delivered all of the various items they are required to deliver to the Investor at the Closing under Section 2.02.

ARTICLE VII

CONDITIONS TO THE SELLER PARTIES’ OBLIGATIONS AT THE CLOSING

The obligations of the Seller Parties under this Agreement at the Closing with respect to the Investor are subject to the fulfillment, on or prior to the Closing Date of the following conditions:

SECTION 7.01 Representations and Warranties.

The representations and warranties of the Investor contained in Article IV hereof shall be true and correct on and as of the date hereof and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

SECTION 7.02 Execution of Transaction Documents.

The Investor shall have executed and delivered to the Company the Transaction Documents to which it is a party.

SECTION 7.03 Performance

The Investor shall have performed and complied with all covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Investor on or before the Closing.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 Indemnity.

(a) General Indemnity. Each Seller Party shall, jointly and severally, indemnify the Investor, and the Investor’s respective directors, officers, employees, Affiliates, agents and assigns (each, an “Indemnified Party”) against any reduction in value of the Company’s or the Group Companies’ assets, any increase in their liabilities, any dilution of the Investor’s interests in the Company or any diminution in the value of the Investor’s interests in the Company (the “Indemnifiable Damage”) as a result of any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by any Seller Party in or pursuant to this Agreement or any of the other Transaction Documents.

(b) Special Indemnity. Without limiting the generality of the foregoing, each of the Seller Parties shall jointly and severally indemnify any Indemnified Party for any and all Indemnifiable Damages suffered by such Indemnified Party as a result of or arising out of: (i) any failure by any Group Company to pay any Tax which it is liable to pay (including withholding and paying on behalf of another, any penalties, fines or interest in connection with Tax) prior to the Closing; (ii) any Liability attributable to the infringement, violation or misappropriation of any Intellectual Property Rights of any third party by any Group Company prior to the Closing; (iii) any Liability incurred by any PRC Company arising from or in connection with its failure to open housing provident fund accounts or to fully pay the social insurance premiums or housing funds for any of its employees in accordance with applicable laws prior to the Closing; (iv) any failure of any Group Company, other Seller Parties or the Company Representative to comply with the FCPA, the U.K. Bribery Act or any other applicable Compliance Laws; (v) any failure of any Group Company to comply with laws regarding foreign investment restrictions relating to the Business prior to the Closing; (vi) any failure of any Group Company to obtain the consents from any Person or competent Governmental Authority in connection with its human genetic resources related projects, its sharing and dissemination of human genetic resources related materials or information with any foreign entity and its use of Personal Information or any Liability incurred by any Group Company for violation of the agreements to which it is a party in its use of Personal Information; (vii) any failure of any PRC Company to complete the registration and record-filing formalities for the leased properties of any Group Company; and (viii) any Losses incurred arising from or in connection with defective or invalid leasehold interests of any property or assets used by any Group Company. Such indemnification shall not be prejudiced by or be otherwise subject to any disclosure (in the Disclosure Schedule or otherwise).

(c) Indemnity Limitations. Notwithstanding the foregoing, absent of fraud, intentional misconduct, intentional misrepresentation, or gross negligence on the part of any Seller Party, each Seller Party’s indemnity liabilities are subject to the limitations below:

(1)

the maximum aggregate liability of each of the Seller Parties to the Investor for any indemnification under this Agreement shall not exceed the aggregate amount equal to one hundred percent (100%) of the Purchase Price actually paid by the Investor.

(2)

the Founders and the BVI Company may elect to satisfy the entirety of their obligations under this Agreement by transferring the Ordinary Shares of the Company in whole or in part held by them to the Indemnified Parties at no cost. If the Founder Parties elect to satisfy their entire obligations under this Agreement by transferring the Ordinary Shares of the Company to the Indemnified Parties at no cost, in no event the assets of the Founders (other than the Ordinary Shares of the Company directly or indirectly held by the Founder) shall be used to indemnify any Indemnifiable Damage.

(3)

any Seller Party is not liable in respect of any Indemnified Party’s claim(s) unless and until the aggregate amount of all the Indemnifiable Damage for which indemnification is sought by any Indemnified Party exceeds, on a cumulative basis, US$100,000 (or its equivalent in foreign currency) (the “Indemnity Basket”); provided that if the aggregate amount of all the Losses exceeds US$100,000, the Indemnified Party shall be entitled to indemnification for the full amount of such Losses, without regard to the Indemnity Basket.

(4)

to the extent that the matter giving rise to an Indemnified Party’ claim(s) made by an Indemnified Party has been remedied by any Seller Party within certain terms required by such Indemnified Party and to the fully satisfaction of such Indemnified Party, then the Seller Parties shall not be obligated to indemnify such Indemnified Party with respect to such Indemnified Party’ claim(s).

SECTION 8.02 Calculation of Losses.

Each of the Seller Parties agrees that in assessing the amount of damages for a breach of representations and warranties, covenants and agreements under this Agreement, there shall be taken into account that: (i) in calculating the loss or damage that any Investor may suffer as a result of any claim made by the Investor under this Agreement, any payment made by the Company to reimburse the Investor for its losses will in itself diminish the value of the Investor’s investment in the Company and, accordingly, such payment should be taken into account in calculating the Investor’s loss or damage; and (ii) the Investor shall be entitled to be compensated for, but not limited to, the decrease in value (including loss of bargain) of all the Purchased Shares or Ordinary Shares arising from conversion thereof held by the Investor as a result of any material inaccuracy or breach of representations and warranties, covenants and agreements or breach of any other provision of this Agreement.

SECTION 8.03 Rights Cumulative; Specific Performance.

Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

SECTION 8.04 Governing Law.

This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong without regard to principles of conflicts of law thereunder.

SECTION 8.05 Survival.

The representations, warranties and covenants of the Seller Parties contained in this Agreement shall survive after the Closing and shall in no way be affected by any investigation made by any party hereto and the consummation of the transactions contemplated hereby. For the avoidance of doubt, the Investor shall not be liable for any losses, liabilities, obligations, responsibilities or debts, whether contractual or otherwise, or any taxes or any other undertakings of any Seller Party or any Affiliate of any Seller Party incurred from or arose out of or as a result of events which happened before the Closing.

SECTION 8.06 Successors and Assigns.

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations therein may not be assigned by the Seller Parties without the written consent of the Investor. Notwithstanding the foregoing, the Investor may assign the rights and obligations under this Agreement to its affiliates, affiliated partnerships or funds managed by or affiliated with it or any of their respective directors, officers or partners, provided that (i) such transfer is made in accordance with the Shareholders Agreement, and (ii) such successor shall not be the Competitor of the Group Companies and shall have obtained all necessary approval, authorization or consent with any Governmental Authority which are required to be obtained or made in connection with its shareholding in the Company.

SECTION 8.07 Entire Agreement.

This Agreement, the Shareholders Agreement, the Restated Articles, any other Transaction Document, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

SECTION 8.08 Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in EXHIBIT C hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in EXHIBIT C; or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in EXHIBIT C with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.08 by giving, the other parties written notice of the new address in the manner set forth above.

SECTION 8.09 Amendments and Waivers.

Any term of this Agreement may be amended, only with the written consent of each of (i) the Company, and (ii) the Investor. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties hereto. Notwithstanding the foregoing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

SECTION 8.10 No Waiver.

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one time or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

SECTION 8.11 Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Seller Party or any Investor, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Seller Party or the Investor, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Seller Party or any Investor of any breach or default under this Agreement or any waiver on the part of any Seller Party or any Investor of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Seller Parties and the Investor shall be cumulative and not alternative.

SECTION 8.12 Finder’s Fees.

Except as disclosed in the Disclosure Schedule, each party represents and warrants to the other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and/or the other Transaction Documents and hereby agrees to indemnify and to hold harmless the other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

SECTION 8.13 Interpretation; Titles and Subtitles.

This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement. As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

SECTION 8.14 Counterparts.

This Agreement may be executed (including electronic signature) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

SECTION 8.15 Severability.

If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

SECTION 8.16 Confidentiality and Non-Disclosure.

The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 10 of the Shareholders Agreement, which shall mutatis mutandis apply.

SECTION 8.17 Further Assurances.

Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement and/or the other Transaction Documents.

SECTION 8.18 Dispute Resolution.

(a) Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 8.18(b) shall apply.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong. The arbitration shall be conducted in accordance with the HKIAC Administered Arbitration Rules in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this subsection (b).

SECTION 8.19 Expenses.

In the event that the Closing and Series D Closing occur or the Closing and Series D Closing do not successfully occur for reasons not attributable to the Investor, the Company shall reimburse the Investor’s reasonable costs and expenses for legal, financial and other due diligence activities and negotiation and documentations incurred by the Investor in connection with the transactions contemplated hereunder and the transactions contemplated under Series D Purchase Agreement, provided that the reimbursement amount under this provision shall not exceed US$150,000.

SECTION 8.20 Termination.

This Agreement may be terminated prior to the Closing as between the Company on one hand and any Investor on the other hand (i) by mutual written consent of the Company and the Investor, (ii) by the Investor if the Closing has not occurred within one hundred and twenty (120) days after the signing of this Agreement, or (iii) by the Investor, by written notice to the Company if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of any Seller Party, provided that, any termination of this Agreement as between the Company on the one hand and any Investor on the other hand in accordance with any of the items (i) through (iii) above shall not impact the continuing validity of this Agreement being in full force and effect as between the Company on the one hand and any other Investor on the other hand.

If this Agreement is terminated pursuant to the provisions of this Section 8.20 or Section 5.10, then this Agreement shall have no further effect, provided that, no Party hereto shall be relieved of any liability for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation; provided further that, the provisions of Section 5.05, Section 5.19, Section 8.01, Section 8.03, Section 8.04, Section 8.07, Section 8.15, Section 8.17, Section 8.18, Section 20 and Section 8.21 shall survive the expiration or early termination of this Agreement.

SECTION 8.21 Press Releases.

None of the Parties hereto shall issue a press release or make any public announcement or other public disclosure with respect to any of the transactions contemplated herein, including the name of the Investor, or any of its Affiliates, without obtaining the prior written consent of the Investor, or use the name or logo of the Investor, or any of their respective Affiliates without obtaining in each instance the prior written consent of the Investor.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE COMPANY:

Genetron Holdings Limited (泛生子基因（控股） 有限公司)

By:	/s/ Wang Sizhen
Name:	Wang Sizhen
Title:	Director

THE BVI COMPANY:

FHP Holdings Limited

By:	/s/ Wang Sizhen
Name:	Wang Sizhen
Title:	Director

THE HK CO.:

Genetron Health (Hong Kong) Company Limited
(泛生子基因(香港)有限公司)

By:	/s/ Wang Sizhen
Name:	Wang Sizhen
Title:	Director

SIGNATURE PAGE OF SERIES C-2 PREFERRED SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE WFOE:

Genetron (Tianjin) Co., Ltd (天津泛生子有限公司)(Seal)

By:	/s/ Wang Sizhen
Name: Wang Sizhen
Title: Legal Representative

THE PRC AFFILIATE:

Genetron Health (Beijing) Co., Ltd. (北京泛生子基因科技有限公司) (Seal)

By:	/s/ Wang Sizhen
Name: Wang Sizhen
Title: Legal Representative

SIGNATURE PAGE OF SERIES C-2 PREFERRED SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDERS:

/s/ Wang Sizhen
Name: Wang Sizhen

SIGNATURE PAGE OF SERIES C-2 PREFERRED SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDERS:

/s/ Yan Hai
Name: Yan Hai

SIGNATURE PAGE OF SERIES C-2 PREFERRED SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDERS:

/s/ He Weiwu
Name: He Weiwu

SIGNATURE PAGE OF SERIES C-2 PREFERRED SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTOR:

VIVO CAPITAL FUND IX, L.P.
By: Vivo Capital IX, LLC

By:	/s/ Frank Kung
Name: Frank Kung
Title: Managing Member

SIGNATURE PAGE OF SERIES C-2 PREFERRED SHARES PURCHASE AGREEMENT

Annex A

Definitions

As used in this Agreement, the following terms shall have the following respective meanings:

“Action” shall mean any notice, charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and without limiting the generality of the foregoing, (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, the spouse of the children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of an Investor, shall include (i) any Person who holds Shares as a nominee for the Investor, (ii) any controlling shareholder of the Investor, (iii) any entity or individual which has direct or indirect controlling interest in such controlling shareholder of the Investor (including, if applicable, any general partner) or any fund manager thereof, (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by the Investor, its controlling shareholder, the general partner or the fund manager of the Investor or its controlling shareholder, (v) the relatives of any individual referred to in (ii), (iii) and (iv) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, an Investor shall not be deemed to be an Affiliate of any Group Company.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Associate” means, with respect to any Person, (x) a corporation or organization (other than the Group Companies) of which such Person is an officer, director or partner or is, directly or indirectly, the record or beneficial owner of five (5) percent or more of any class of Equity Securities of such corporation or organization, (y) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, or (z) any relative or spouse of such Person, or any relative of such spouse.

“Board” shall mean the board of directors of the Company.

“Business” shall mean the business of precision oncology based on molecular information.

“Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in Cayman Islands, Hong Kong, or the PRC.

“BVI Company” is defined in introductory paragraph of this Agreement.

“Captive Structure” shall mean the structure under which the WFOE Controls the PRC Affiliate through the Control Documents.

ANNEX A

“Charter Documents” shall mean, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 37” shall mean the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Overseas Special Purpose Companies (《国家外汇管理局关于境内居民通过境外特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》) issued by SAFE on July 4, 2014, and its amendment and interpretation promulgated by SAFE from time to time.

“CFC” shall mean the controlled foreign corporation within the meaning of Section 957 of the United States Internal Revenue Code of 1986 (“Code”).

“Closing” shall have the meaning ascribed to it in Section 2.01.

“Code” shall mean the United States Internal Revenue Code of 1986.

“Company” is defined in introductory of this Agreement.

“Company Owned IP” means all Intellectual Property owned by, purported to be owned by, or exclusively licensed to, the Group Companies.

“Company Registered IP” means all Intellectual Property for which registrations are owned by or held in the name of, or for which applications have been made in the name of, any Group Company.

“Competitor” shall have the meaning ascribed to it in the Shareholders Agreement.

“Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and includes but not limited to (a) ownership directly or indirectly of 50% or more of the shares in issue or other equity interests of such Person, (b) possession directly or indirectly of 50% or more of the voting power of such Person or (c) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such Person, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

ANNEX A

“Control Documents” shall mean, collectively, the agreements made from time to time, which enable the Company to exclusively Control, and consolidate in its financial statements the results of the PRC Affiliate, entered into between the WFOE on the one hand and the PRC Affiliate or the shareholders of the PRC Affiliate on the other hand, including but not limited to the Shareholder Voting Rights Entrustment Agreement, Spousal Consent Letter, Equity Interest Pledge Agreement, and Exclusive Option Agreement, dated July 30, 2019, and Exclusive Business Cooperation Agreement dated July 2, 2019.

“Conversion Shares” shall mean Ordinary Shares issuable upon conversion of the Preferred Shares of the Company.

“Disclosure Schedule” shall have the meaning ascribed to it in Article III.

“ESOP” shall mean the 2019 Equity Incentive Plan of the Company adopted by the Company on July 2, 2019, covering the grant of up to 33,961,500 Ordinary Shares (or options therefor) (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events) to employees, officers, directors, or consultants of a Group Company.

“Environmental Claim” shall mean any claim, action, cause of action, investigation, or notice (written or oral) by any Person or entity alleging potential liability arising out of, based on, or resulting from: (i) the presence, or release into the environment, of any Material of Environmental Concern at any location; or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all laws and regulations of any jurisdiction where a Group Company is or has engaged in business activities relating to pollution or protection of human health or the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Material of Environmental Concern.

“Equity Securities” shall mean, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“FCPA” shall mean the Foreign Corrupt Practices Act of the United States (15 U.S.C. §§ 78dd-1, et seq.), as amended.

“Financial Statements Date” shall have the meaning ascribed to it in Section 3.16.

“Financial Statements” shall have the meaning ascribed to it in Section 3.16.

“Founder” is defined in introductory paragraph of this Agreement.

ANNEX A

“Government Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Governmental Authority” shall mean any nation or government, or any federation, province or state or any other political subdivision thereof; and any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands, Hong Kong or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Companies” is defined in the introductory paragraph B. of this Agreement, each a “Group Company”.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“HK Co.” is defined in the introductory paragraph B. of this Agreement.

“IFRS” shall mean the applicable International Financial Reporting Standards published by the International Accounting Standards Board.

“Indemnification Agreement” shall mean the Indemnification Agreement among the Company, the Investor and VIVO Director to be entered into as of the Closing in substantially the form attached hereto as Exhibit B.

“Indemnifiable Damage” shall have the meaning set forth in Section 8.01(a).

“Indemnified Party” shall have the meaning set forth in Section 8.01(a).

“Indemnity Basket” shall have the meaning set forth in Section 8.01(c).

“Intellectual Property Rights” any and all (a) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (b) inventions (whether patentable or not), discoveries, and industrial models, (c) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind, and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (d) domain names, web sites and any part thereof, (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, research data concerning historic and current research and development efforts, databases and proprietary data, (f) trade names, trade dress, trademarks, service marks, and registrations and applications therefor, and (h) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information.

ANNEX A

“Interested Party” shall mean any Affiliate, Officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, and any Affiliate or Associate of any of the foregoing.

“Investor” is defined in introductory paragraph of this Agreement.

“Key Employees” shall mean the individuals identified in Section 3.26 of the Disclosure Schedule, each a “Key Employee”.

References to “law” or “Law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

“Knowledge” shall mean, means, with respect to the Seller Parties, and that knowledge which should have been acquired by each such individual after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to due inquiry of all Officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Group Companies who could reasonably be expected to have knowledge of the matters in question, and where any statement in the representations and warranties hereunder is expressed to be given or made to a Person’s Knowledge, or so far as a party is aware, or is qualified in some other manner having a similar effect, the statement shall be deemed to be supplemented by the additional statement that such party has made such due inquiry and due diligence.

“Liabilities” or “Liability” shall mean, with respect to any Person, all debts, obligations, liabilities owed by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” shall mean any mortgage, pledge, claim, security interest, encumbrance, title defect, Lien, charge, easement, adverse claim, restrictive covenant, or other restriction or limitation of any kind whatsoever, including any restriction on the use, voting, transfer, receipt of income, or exercise of any attributes of ownership.

“2019 New Share Incentive Plan” shall mean the management incentive plan to be adopted by the Company prior to the Closing, covering the grant of up to 20,468,800 Ordinary Shares (or options therefor) (as adjusted for share splits, share dividends, combinations, recapitalizations and similar events) to the employees, officers, directors, or consultants of a Group Company.

“Material Adverse Effect” shall mean any (a) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have a material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise), prospects or liabilities of the Group Companies taken as a whole, (b) material impairment of the ability of any Seller Party to perform the material obligations of such Person hereunder or under any other Transaction Documents, as applicable, or (c) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any Group Company, Founders or BVI Company.

ANNEX A

“Material Contracts” shall have the meaning ascribed to it in Section 3.10.

“Material of Environmental Concern” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, and petroleum products.

“Officers” shall mean the chief executive officers and senior management of the Company, including Chief Executive Officer, Chief Scientific Officer, Chief Technology Officer, Chief Financial Officer, Chief Operating Officer of the Company and senior managers with “senior vice president” or “vice president” titles, and each an “Officer”.

“Ordinary Shares” shall mean the Company’s ordinary shares, par value US$0.00002 per share.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and for which there are adequate reserves on the applicable financial statements, and (ii) Liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens, and (y) were not incurred in connection with the borrowing of money, and (iii) Liens created pursuant to Control Documents.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PFIC” shall mean the passive foreign investment company within the meaning of Section 1297 of the Code.

“PRC” shall mean the People’s Republic of China, but solely for purposes of this Agreement and the other Transaction Documents, excluding the Hong Kong, the Macau Special Administrative Region and Taiwan.

“PRC Affiliate” is defined in introductory paragraph of this Agreement.

“PRC Subsidiary” is defined in introductory paragraph of this Agreement.

“PRC Company” or “PRC Companies” is defined in introductory paragraph of this Agreement.

“Public Official” shall mean (a) officers, employees and other Persons (regardless of seniority) working in an official capacity on behalf of any branch of a government (including legislative, administrative, judicial, military or public education departments) at any level (including county and municipal level, provincial level or central level), or any department or agency thereof, (b) political party officials and candidates for political office, (c) directors, officers and employees of state-owned, state-controlled or state-operated enterprises, (d) officers, employees and other persons working in an official capacity on behalf of any public international organization (regardless of seniority), e.g., the United Nations or the World Bank, (e) director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise, or (f) close relatives (e.g., parents, children, spouse and parents-in-law), close friends and business partners of persons identified above.

ANNEX A

“Preferred Shares” shall mean the Company’s Series D Preferred Shares, the Series C-2 Preferred Shares, the Series C-1 Preferred Shares, the Series B Preferred Shares, the Series A Preferred Shares and/or other preferred shares of the company that may be issued from time to time.

“Public Software” shall mean any software that contains, or is derived (in whole or in part) from any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models.

“Purchased Shares” shall have the meaning ascribed to it in Section 1.01.

“Restated Articles” shall mean the Third Amended and Restated Memorandum and Articles of Association of the Company to be adopted on the Closing Date in the form and substances satisfactory to the Investor.

“Reorganization” shall have the meaning ascribed to it in the Shareholders Agreement.

“SAFE” shall mean the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” shall mean the Circular 37 and any other related guidelines, implementing rules, reporting and registration requirements issued by SAFE.

“SAMR” shall have the meaning ascribed to it in Section 3.28(c).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Security Holder” shall have the meaning ascribed to it in Section 3.12.

“Seller Parties” shall mean, collectively, the Group Companies, the Founders and the BVI Company, and a “Seller Party” shall mean any one of the foregoing.

“Series A Preferred Share(s)” shall mean the series A-1 convertible preferred shares (“Series A-1 Preferred Shares”) and/or series A-2 convertible preferred shares (“Series A-2 Preferred Shares”), par value US$0.00002 per share.

“Series B Preferred Share(s)” shall mean the Company’s series B convertible preferred shares, par value US$0.00002 per share.

“Series C-1 Preferred Share(s)” shall mean the Company’s series C-1 convertible preferred shares, par value US$0.00002 per share.

“Series C-2 Preferred Share(s)” shall mean the Company’s Series C-2 convertible preferred shares, par value US$0.00002 per share.

ANNEX A

“Series D Preferred Share(s)” shall mean the Company’s series D convertible preferred shares, par value US$0.00002 per share.

“Series D Purchase Agreement” shall mean the Series D Shares Purchase Agreement to be entered into by and among the Company, the Investor and other relevant parties for the issuance and purchase of Series D Preferred Shares.

“Shares” shall mean all Preferred Shares and all Ordinary Shares of the Company.

“Shareholders Agreement” shall mean the Amended and Restated Shareholders Agreement among the Investor, the Company, the HK Co., WFOE, the PRC Affiliate, the BVI Company, the Founders and other certain parties to be entered into as of the Closing in the form and substances satisfactory to the Investor. “Subsidiary” or “subsidiary” shall mean, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other Person (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS or U.S. GAAP, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. Notwithstanding the above, as applied to the Company, the term “Subsidiary” or “subsidiary” includes the HK Co., the PRC Subsidiary, the WFOE Subsidiary, Domestic Co and the Beijing WFOE (upon its establishment).

“Tax” shall mean (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Tax Return” shall mean any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

ANNEX A

“Tax Liability” shall mean any and all losses, liabilities, damages, suits, obligations, judgments or settlements or any kind (including all reasonable legal costs, costs of recovery and other expenses incurred by the Investor) resulting from any claim of taxation (including those resulting from cancellation or reclamation of tax benefits of any kind relating to the Group Companies) arising from an event relating to tax, whether occurring before or after the Closing.

“Transaction Documents” shall mean this Agreement, the Shareholders Agreement, the Restated Articles, the Indemnification Agreement, the exhibits attached to any of the foregoing and any other document, certificate, and agreement delivered in connection with the transactions contemplated hereby and thereby.

“US$” shall mean the lawful currency of the United States of America.

“U.S. GAAP” shall mean the generally accepted accounting principles in the United States.

“VIVO Director” shall have the meaning ascribed to it in Section 6.11.

“WFOE” is defined in introductory paragraph of this Agreement.

ANNEX A